Exhibit 10.38

CECO Environmental, Inc.

AMENDED AND RESTATED

2006 EXECUTIVE INCENTIVE COMPENSATION PLAN

(the “Plan”)

1.	Purpose.

The principal purposes of this Plan (the “Plan”) are to assist CECO Environmental Corp. (“CECO”) in attracting, motivating and retaining officers who have significant responsibility for the growth and long-term success of CECO and its subsidiaries and divisions (collectively, the “Company”) by providing incentive awards that ensure a strong pay-for-performance linkage for such officers.

2.	Administration of the Plan.

The Plan shall be administered by the Compensation Committee of the Board of Directors of CECO (the “Committee”). The Committee shall be appointed by the Board of Directors and shall consist of not less than two members of the Board who meet the definition of “non-employee director” under the provisions of the Securities Exchange Act of 1934, as amended or the regulations or rules thereunder, and each of whom is “independent” as set forth in the applicable rules and regulations of the Securities and Exchange Commission and Nasdaq.

The Committee shall have all the powers vested in it by the terms of this Plan, such powers to include the authority (within the limitations described herein) to select the persons to be granted awards under the Plan, to determine the time when awards will be granted, to determine the performance goals, to determine whether objectives and conditions for earning awards have been met, and to determine whether an award or payment of an award should be reduced or eliminated.

The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including CECO, its shareholders and any person receiving an award under the Plan.

3.	Eligibility.

Generally, all executive officers of the Company are eligible to participate in the Plan for any fiscal year. The Committee, however, shall select the officers of the Company to whom awards may from time to time be granted under this Plan.

4.	Awards.

(a) Types of Awards. The Committee may grant awards to eligible officers, subject to the terms and conditions set forth in the Plan. The awards shall be based on performance targets established for a fiscal year (each, a “Performance Period”), commencing with fiscal year 2006. Each eligible officer may receive a bonus if and only if the performance targets established by the Committee are attained. Notwithstanding anything contained herein to the contrary and notwithstanding that the performance targets have been obtained and/or the individual awards have been calculated, no officer that was deemed a participant of the Plan for a Performance Period may receive an award for such Performance Period unless he is employed by the Company as of December 31 of such Performance Period, unless specifically set forth in a separate agreement.

(b) Performance Targets. The Committee shall establish and approve performance targets for awards for each Performance Period within 90 days of the commencement of an applicable Performance Period, or as soon as practicable thereafter. At the time the performance target(s) are selected, the Committee shall provide, in terms of a formula or standard for each eligible participant, and for any person who may become an eligible participant after the performance target(s) are set, the method of computing the specific amount that will represent the maximum amount of an award to the participants if the performance target(s) are attained. Performance targets may be established in terms of specified levels of any of the following business measures: stock price, market share, sales revenue, earnings, cash flow, sales volume, earnings per share, return on equity, return on assets, return on sales, return on invested capital, economic value added, net earnings, income from operations, total shareholder return, gross margin, and/or costs. Performance targets may also be based on subjective individual goals established by a participant, management, and the Committee. Performance targets may be applied with respect to the Company as a whole, a participant, or a subsidiary, division, department, region, function or business unit of the Company in which the participant is employed and may be measured on an absolute basis or relative to a peer-group or index. The achievement of any individual goal shall be evaluated by management and such evaluation should be used by the Committee to determine the amount of an award granted pursuant to the individual goals. Any individual goal performance targets may be modified throughout the Performance Period by the Committee in its discretion. Participants in the Plan may participate in either or both of any objective or individual performance based awards, in the discretion of the Committee.

(c) Adjustments. The Committee may adjust the performance targets in consultation with the CEO of CECO or provide for the manner in which performance will be measured against the performance targets to reflect the impact of specified corporate transactions (such as a stock split or stock dividend), special charges, accounting or tax law changes and other extraordinary or nonrecurring events.

(d) Partial Participation. If the Committee selects an executive officer to participate in the Plan after the adoption of the Plan and the performance target(s) are established for a Performance Period, the Committee may grant an award which may or may not be, in the discretion of the Committee, proportionately adjusted based on the period of actual service during the applicable Performance Period and on such other terms as determined by the Committee.

(e) Payment of Awards. Awards will be payable in cash each year upon certification by the Committee that the specified performance targets for the preceding fiscal year were achieved, provided that payments shall be made not later than March 15th of each year for the preceding fiscal year.

(f) Negative Discretion. Notwithstanding the achievement by the Company of the specified performance targets, the Committee has the discretion, by participant, to reduce, some or all of an award that would be otherwise paid if such award would otherwise violate any loan agreement or other agreement to which CECO is a party, or any applicable Nasdaq or SEC law, rule, or regulation.

5.	Miscellaneous Provisions.

(a) Guidelines. The Committee may adopt from time to time written policies for its implementation of the Plan.

(b) Delegation of Administrative Authority. Subject to the laws, rules, and regulations of Nasdaq and the SEC, the Committee, as it deems necessary, may delegate its responsibilities for administering the Plan to Company executives.

(c) Restriction on Transfer. Awards (or interests therein) to a participant or amounts payable with respect to a participant under the Plan are not subject to assignment or alienation, whether voluntary or involuntary.

(d) Withholding Taxes. CECO or any subsidiary or division thereof, as appropriate, shall have the right to deduct from all awards hereunder any federal, state, local or foreign taxes required by law to be withheld with respect to such awards.

(e) No Rights to Awards. Except as set forth herein, no Company employee or other person shall have any claim or right to be granted an award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of CECO or any of its subsidiaries, divisions or affiliates.

(f) Costs and Expenses. The cost and expenses of administering the Plan shall be borne by the Company and not charged to any award or to any participant receiving an award.

(g) Funding of Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan.

(h) Governing Law. The Plan and all rights and awards hereunder shall be construed in accordance with and governed by the laws of the state of Delaware.

6.	Effective Date, Amendments and Termination.

(a) Effective Date. The Plan shall become effective on the date it is approved by CECO’s Board of Directors.

(b) Amendments. The Committee may at any time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any awards theretofore made under the Plan.

(c) Termination. The Plan shall continue in effect until terminated by the Board.

4